                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                INGRAM MICRO INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement no.:

    (3) Filing Party:

    (4) Date Filed:

                                    [IM LOGO]
                                INGRAM MICRO INC.

                           1600 East St. Andrew Place
                           Santa Ana, California 92705
                              --------------------

                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                             To Be Held May 19, 1999
                              --------------------

     The 1999 Annual Meeting of the Shareowners of Ingram Micro Inc. will be held at 10:00 a.m., Central Time, Wednesday, May 19, 1999, at the Company's distribution center, 3820 Micro Drive (off Route 51), Millington, Tennessee 38053 for the following purposes:

     1. To elect seven Directors of the Company to serve until the Annual Meeting of the Shareowners in 2000.

     2. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date for the determination of the shareowners entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     Shareowners are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

                                        By Order of the Board of Directors,




                                        James E. Anderson, Jr.
                                        Senior Vice President, Secretary and
                                        General Counsel

April 19, 1999

                                    [IM LOGO]
                                INGRAM MICRO INC.

                           1600 East St. Andrew Place
                           Santa Ana, California 92705
                              --------------------

                                 PROXY STATEMENT
            For Annual Meeting of Shareowners to be held May 19, 1999
                              --------------------


                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ingram Micro Inc., a Delaware corporation (the "Company"), for the 1999 Annual Meeting of the Shareowners of the Company (the "1999 Annual Meeting") to be held at 10:00 a.m., Central Time, Wednesday, May 19, 1999, at the Company's distribution center, 3820 Micro Drive (off Route 51), Millington, Tennessee 38053. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 19, 1999 to shareowners of record as of the close of business on March 29, 1999. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, First Chicago Trust Company of New York, a Division of EquiServe, P.O. Box 2500, Jersey City, New Jersey 07303-2500, in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

                                VOTING OF PROXIES

     Proxies will be voted as specified by the shareowners. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for Director (Proposal 1).

     Under the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation (the "Charter") and the Company's Bylaws (the "Bylaws"), shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The election of Directors (Proposal 1) requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 1999 Annual Meeting. Accordingly, abstentions and broker non-votes have no effect on the plurality of votes for election of Directors.

     The Company has two classes of Common Stock outstanding, the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners, including the proposal being submitted to the shareowners herewith, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. The Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock upon the earliest to occur of (i) November 6, 2001 (the fifth anniversary of the closing of the split-off (the "Split-Off") of the Company from its former parent, Ingram Industries Inc. ("Ingram Industries")); (ii) the sale or transfer of such share of Class B Common Stock (a) by a holder that is a party to the Board Representation Agreement (as defined below) to any person that is not an affiliate, spouse or descendant of such holder, their estates or trusts for their benefit or any other party to the Exchange Agreement (as defined below) or (b) by any other holder to a holder that is not the spouse or descendant of such holder or their estates or trusts for the benefit thereof; and (iii) the date on which the number of shares of Class B Common Stock then outstanding is less than 25% of the aggregate number of shares of Common Stock then outstanding. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the shareowners of the Company. The shares of Common Stock do not have cumulative voting rights.

     As of March 1, 1999, there were outstanding 67,765,426 shares of Class A Common Stock and 75,238,835 shares of Class B Common Stock.

     In connection with the Split-Off, the Company entered into certain agreements relating to the provision of certain services. The Company also entered into certain agreements with certain shareowners of the Company relating to board representation and registration rights. See "Item 1. Election of Directors" and "Certain Relationships and Related Transactions." In the Split-Off, certain existing shareowners exchanged a specified number of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company of equivalent value to the shares of Ingram Industries common stock so exchanged. As of March 1, 1999, Martha R. Ingram, her children, certain trusts created for their benefit, and two charitable trusts and a foundation created by the Ingram family (collectively, the "Ingram Family Stockholders") held 57,897 shares of Class A Common Stock (including 35,875 shares issuable for stock options exercisable within 60 days of March 1, 1999) in the aggregate and 69,208,768 shares of Class B Common Stock in the aggregate (amounting to 84.4% of the aggregate voting power of the Common Stock).

     Ingram Industries (which is controlled by the Ingram Family Stockholders) held 231,000 shares of Class A Common Stock as of March 1, 1999.

     Shareowners will not be entitled to appraisal rights in connection with any matter to be voted on at the 1999 Annual Meeting.

                                    ITEM 1.
                              ELECTION OF DIRECTORS

     At the 1999 Annual Meeting, seven Directors (constituting the entire Board of Directors) are to be elected to serve for a term to expire at the 2000 Annual Meeting of the Shareowners. The nominees for re-election are Don H. Davis, Jr., John R. Ingram, Martha R. Ingram, Philip M. Pfeffer, J. Phillip Samper, Jerre L. Stead, and Joe B. Wyatt. Information regarding the Board's nominees for Directors is set forth below.

     The accompanying proxy will be voted for election of the Board's nominees unless contrary instructions are given. If any of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. DAVIS, INGRAM, PFEFFER, SAMPER, STEAD, AND WYATT AND MRS. INGRAM AS DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

     NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM TO EXPIRE AT THE 2000 ANNUAL MEETING OF SHAREOWNERS

     DON H. DAVIS, JR., age 59, became a Director of the Company in October 1996. Since February 1998, he has served as Chairman of the Board and Chief Executive Officer of Rockwell International Corporation, a global electronic controls and communications company. Mr. Davis, who has served Rockwell International Corporation or its predecessors for 36 years, previously was President and Chief Executive Officer from October 1997 to February 1998; President and Chief Operating Officer from July 1995 through September 1997; Executive Vice President and Chief Operating Officer from January 1994 to July 1995; President, Automation Group of Rockwell International Corporation from June 1993 to January 1994; and President of Rockwell International Corporation's wholly-owned subsidiary, Allen-Bradley Company, from July 1989 to January 1994. He also is a member of the Board of Directors of Sybron International Corporation, a member of The Business Roundtable, Chairman of the Board for the L.A. Manufacturing Learning Center and a director, trustee or member of a number of other business, educational and civic organizations.

     JOHN R. INGRAM, age 37, has served as a Director of the Company since April 1996 and served as a Director of the Company's predecessors beginning in December 1994. He has been Co-President of Ingram Industries since January 1996. Mr. Ingram has also served as Chairman of the Ingram Book Group since October 1996 and was President of Ingram Book Company, a division of Ingram Industries, from January 1995 to October 1996. Mr. Ingram served as Acting Chief Executive Officer of the Company from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. He is a member of the Board of Directors of SunTrust Bank, Nashville, and the Nashville Area Chamber of Commerce.

     MARTHA R. INGRAM, age 63, became a Director of the Company in May 1996, serving as Chairman of the Board until August 1996. She has been the Chairman of the Board of Directors of Ingram Industries since June 1995 and Chief Executive Officer since April 1996. She previously served as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves on the Board of Trust of Vanderbilt University and Vassar College and on the Board of Directors of Weyerhaeuser Company, First American Corporation, and Baxter International Inc.

     PHILIP M. PFEFFER, age 54, has served as a Director of the Company since April 1996 and was a Director of the Company's predecessors beginning in December 1985. He has served as Chief Executive Officer of Borders Group, Inc., a book, music and video retailer, since November 1998. Mr. Pfeffer was previously Director and President and Chief Operating Officer of Random House, Inc., a publishing company, from May 1996 to September 1998. Prior to that, Mr. Pfeffer was Executive Vice President and a Director of Ingram Industries from December 1981 to March 1996, and Chairman and Chief Executive Officer of Ingram Distribution Group Inc. from December 1981 to December 1995. Mr. Pfeffer also serves as a Director of Borders Group Inc. and Pameco Corp.

     J. PHILLIP SAMPER, age 64, has been a Director of the Company since October 1996. He has served as Founder and Co-Managing Partner of Gabriel Venture Partners, a venture capital company, since

November 1998 and as Chairman of Placeware Inc., an internet conference communications company, since December 1998. Mr. Samper served as Chief Executive Officer and President of Avistar Systems Corporation, a video collaboration company, from November 1997 to June 1998. Mr. Samper was previously Chairman, Chief Executive Officer and President of Quadlux, Inc., a commercial and residential cooking appliances company, from 1996 to 1997, Chairman and Chief Executive Officer of Cray Research, Inc., a computer products company, from May 1995 to March 1996, President and Chief Executive of Sun Microsystems Computer Corporation from January 1994 to March 1995, and Managing Partner of FRN Group, a private investment consulting firm, from February 1991 until January 1994. He also serves as a Director of The Interpublic Group of Companies and Sylvan Learning Systems, Inc.

     JERRE L. STEAD, age 56, became Chairman of the Board and Chief Executive Officer of the Company in August 1996. Mr. Stead served as Chief Executive Officer and Chairman of the Board at LEGENT Corporation, a software development company, from January 1995 to August 1995. Prior to that, Mr. Stead was Executive Vice President, Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation) from May 1993 to December 1994 and President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems from September 1991 to April 1993. He was Chairman, President and Chief Executive Officer of Square D Co., an electronics manufacturer, from September 1988 to August 1991. He is on the Board of Directors of Armstrong World Industries, Inc., Conexant Systems Inc. and Thomas & Betts. Mr. Stead is Chairman of the Board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

     JOE B. WYATT, age 63, has been a Director of the Company since October 1996. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He currently serves as Chancellor of Vanderbilt University in Nashville, Tennessee, a position he has held since 1982. Mr. Wyatt is a Director of Sonat, Inc. and Reynolds Metals Company.

     MARTHA R. INGRAM is the mother of John R. Ingram. There are no other family relationships among the Directors or executive officers of the Company.

REQUIREMENTS OF BOARD MEMBERS

     The Company and the Ingram Family Stockholders have entered into a Board Representation Agreement (the "Board Representation Agreement"). So long as the Ingram Family Stockholders and their permitted transferees (as defined in the Board Representation Agreement) own in excess of 25,000,000 shares of the outstanding Common Stock, the Board Representation Agreement provides that proposed Directors shall possess the following qualifications: (i) three individuals who are designated by the Ingram Family Stockholders ("Family Directors"), (ii) one individual designated by the Chief Executive Officer of the Company ("Management Director"), and (iii) four or five individuals who are not members of the Ingram family or executive officers or employees of the Company ("Independent Directors," and collectively with Family Directors and the Management Director, the "Qualified Nominees"). Family Directors may, but are not required to, include Martha R. Ingram, any of her legal descendants, or any of their respective spouses. Mr. Ingram and Mrs. Ingram are considered Family Directors, Mr. Stead is the Management Director and Messrs. Davis, Pfeffer, Samper, and Wyatt are Independent Directors. Each of the parties to the Board Representation Agreement (other than the Company) has agreed to vote its shares of Common Stock in favor of the Qualified Nominees. The Ingram Family Stockholders' holdings of Common Stock are sufficient to guarantee the election of the Qualified Nominees.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     In 1998, there were seven meetings of the Board of Directors of the Company. In addition, management conferred frequently with Directors. During 1998, all Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and meetings of all committees of the Board on which they served, except Mr. Davis, who attended 73% (8 out of 11) of all such meetings.

     COMMITTEES. The Board Representation Agreement provides for the formation of certain committees of the Board of Directors. As provided in the Bylaws and the Board Representation Agreement, the Company has four committees: an Executive Committee, a Nominating Committee, an Audit Committee, and a Human Resources Committee.

     The Company's Bylaws provide that the Executive Committee shall consist of a Family Director, a Management Director and an Independent Director. The Executive Committee currently consists of Messrs. Stead (Chairman), Ingram, and Samper. The Executive Committee held three meetings in 1998, and acted by written consent on several occasions. The Executive Committee may approve management decisions requiring the immediate attention of the Board of Directors during the period of time between each regularly scheduled meeting of the Board. The Executive Committee does not have authority to approve any of the following items, all of which require the approval of the Board: (i) any action that would require the approval of the holders of a majority of the stock held by certain of the Ingram Family Stockholders or that would require approval of the holders of a majority of the Common Stock under applicable law or under the Company's Certificate of Incorporation or Bylaws (provided, however, that subject to applicable law, the Board is entitled to delegate to the Executive Committee the authority to negotiate and finalize actions, the general terms of which have been approved by the Board); (ii) any acquisition with a total aggregate consideration in excess of 2% of the Company's shareowners' equity; (iii) any action outside the ordinary course of business of the Company; or (iv) any other action involving a material shift in policy or business strategy for the Board.

     The Company's Bylaws provide that the Nominating Committee shall consist of two Family Directors and a Management Director. Notwithstanding such provision, the Nominating Committee currently consists of Messrs. Davis, Pfeffer, and Mrs. Ingram (Chairman), with the concurrence of Mr. Stead and the Family Directors. The Nominating Committee held two meetings in 1998. The function of the Nominating Committee is to designate nominees for election as Directors of the Company and to elect members of other committees of the Board of Directors. The Nominating Committee will consider individuals recommended by shareowners. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

     The Company's Bylaws provide that the Audit Committee shall consist of at least three Directors, a majority of whom must be Independent Directors. The Audit Committee currently consists of Messrs. Davis, Pfeffer, and Wyatt (Chairman). The Audit Committee held three meetings in 1998. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

     The Company's Bylaws provide that the Human Resources Committee shall consist of a Family Director and two Independent Directors. The Human Resources Committee currently consists of Messrs. Davis and Samper (Chairman) and Mrs. Ingram. The Human Resources Committee held four meetings in 1998 and acted by written consent on a number of occasions. The purpose of the Human Resources Committee is to review and report to the Board on the Company's key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners - associates, customers, shareowners and vendors. The Committee's oversight areas include compensation strategy, succession planning processes and key leader succession plan and work environment assessment and improvement. The Committee's primary administrative function is to assist the Company in attracting, retaining and motivating its executive officers through its responsibility for establishing the compensation of all executive officers and administering all stock related compensation plans.

     HUMAN RESOURCES (COMPENSATION) COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Messrs. Davis and Samper and Mrs. Ingram served on the Human Resources Committee during 1998. No Human Resources Committee interlocks or insider participation existed in 1998.

COMPENSATION OF DIRECTORS

     Directors who are not Independent Directors do not receive any additional compensation for serving on the Board of Directors, but are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees thereof. In addition to such reimbursement, each current Independent Director was granted on the date his service began (but not prior to October 31, 1996), and each new Independent Director will be granted on the date his or her service begins, options to purchase 45,000 shares of Class A Common Stock. These options have an exercise price per share equal to the market price of the Common Stock on the date of grant and will vest in equal installments on the first, second, and third anniversaries of the date of grant. Independent Directors do not receive any other compensation for their service. The Company anticipates granting additional options to Independent Directors in the latter part of 1999.

CERTAIN RIGHTS OF THE INGRAM FAMILY STOCKHOLDERS WITH RESPECT TO THE BOARD OF DIRECTORS

     In addition to provisions relating to the designation of Directors described above, the Board Representation Agreement provides as follows:

     Certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; acquisitions involving aggregate consideration in excess of 10% of the Company's stockholders' equity; any guarantee of indebtedness of an entity other than a subsidiary of the Company exceeding 5% of the Company's stockholders' equity; and the incurrence of indebtedness in a transaction which could reasonably be expected to reduce the Company's investment rating (i) lower than one grade below the rating in effect immediately following the Company's initial public offering in November 1996 ("IPO") or (ii) below investment grade, may not be entered into without the written approval of at least a majority of the voting power deemed to be held (for purposes of the Board Representation Agreement) by certain of the Ingram Family Stockholders, acting in their sole discretion.

     The Board Representation Agreement will terminate on the date on which the Ingram Family Stockholders and their permitted transferees collectively cease to beneficially own at least 25,000,000 shares of the Common Stock of the Company (as such number may be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and other transactions in the capital stock of the Company). All decisions for the Ingram Family Stockholders that are trusts or foundations will be made by the trustees thereof, who in some cases are members of the Ingram family.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 1, 1999, with respect to the beneficial ownership of each class of the Common Stock by
(a) each Director of the Company; (b) the Company's Chief Executive Officer, and the other four most highly compensated executive officers of the Company in the most recently completed fiscal year (collectively, the "Named Executive Officers"); (c) all executive officers and Directors of the Company as a group; and (d) each person known by the Company to own beneficially more than five percent of the outstanding shares of Class A Common Stock. As of March 1, 1999, the Ingram Family Stockholders held 57,897 shares of Class A Common Stock (including 35,875 shares issuable for stock options exercisable within 60 days of March 1, 1999) in the aggregate (representing less than one percent of the total outstanding shares of Class A Common Stock) and 69,208,768 shares of Class B Common Stock in the aggregate (representing 92% of the total outstanding shares of Class B Common Stock, and collectively with the Class A Common Stock held by the Ingram Family Stockholders, amounting to 84.4% of the aggregate voting power of the Common Stock). A significant number of shares attributable to the individual Ingram Family Stockholders are reflected more than once in the table below as a result of Ingram Family Stockholders being co-trustees to various trusts.

-------------------------------------------------------------------------------------------------------------------------------
                                              CLASS A COMMON STOCK(1)          CLASS B COMMON STOCK          COMMON STOCK
                                          -------------------------------------------------------------------------------------
                                                                                                         PERCENTAGE  PERCENTAGE
                                             SHARES                         SHARES                        OF TOTAL    OF TOTAL
                                           BENEFICIALLY     PERCENTAGE   BENEFICIALLY        PERCENTAGE  OUTSTANDING   VOTING
NAME                                          OWNED          OF CLASS        OWNED            OF CLASS      SHARES      POWER
-------------------------------------------------------------------------------------------------------------------------------
Don H. Davis, Jr..................           30,000(2)             *            --                 --            *          *
John R. Ingram(3)(4)..............           21,002(5)             *    53,149,728(6)(7)        70.6%        37.2%      64.8%
Martha R. Ingram(3)(4)............               --(5)            --    59,585,834(6)(7)        79.2%        41.7%      72.7%
Philip M. Pfeffer.................          315,123(2)             *     1,972,478(7)            2.6%         1.6%       2.4%
J. Phillip Samper.................           30,000(2)             *            --                 --            *          *
Jerre L. Stead....................        3,005,000(8)          4.4%            --                 --         2.1%          *
Joe B. Wyatt......................          101,565(2)             *            --                 --            *          *
Jeffrey R. Rodek..................          326,261(9)             *       322,500(10)              *            *          *
Michael J. Grainger...............          298,566(11)            *        22,500                  *            *          *
Douglas R. Antone.................           99,313(12)                     47,900(10)              *            *          *
Sanat K. Dutta....................          260,907(13)            *        52,500(10)              *            *          *
All Executive Officers and
   Directors as a Group (17
   persons)(3)....................        4,907,715(5)(14)      7.0%    66,010,017(6)(7)(10)    87.7%        48.8%      80.8%
AXA Assurances I.A.R.D.
  Mutuelle(15)....................        5,456,300             8.1%            --                 --         3.8%          *
FMR Corp.(16).....................        3,758,990             5.6%            --                 --         2.6%          *
David B. Ingram(3)................               --(17)           --    54,769,003(6)(7)        72.8%        38.3%      66.8%
Orrin H. Ingram(3)(4).............           36,895(5)(18)         *    53,157,670(6)(7)        70.7%        37.2%      64.8%
Robin Ingram Patton(3)(4).........               --(5)            --    51,414,329(6)(7)        68.3%        36.0%      62.7%
E. Bronson Ingram QTIP
   Marital Trust(3)(4)............               --               --    49,099,259              65.3%        34.3%      59.9%
Ingram Charitable Fund,
  Inc.(4).........................       18,000,000            26.6%            --                 --        12.6%       2.2%
Morgan Stanley Dean
  Witter & Co.(19)................        4,078,965             6.0%            --                 --         2.9%          *
SunTrust Bank(20).................           45,487                *     8,574,128              11.4%         6.0%      10.5%
Tiger Management
  L.L.C./Tiger Performance
  L.L.C./Julian H. Robertson(21)..       10,885,000            16.1%            --                 --         7.6%       1.3%

----------
(footnotes on the following page)

 *   Less than one percent.

(1) Excludes each shareowner's beneficial ownership of Class B Common Stock, which may be converted into Class A Common Stock at any time, at the option of the holder.

(2)  Includes options to purchase 30,000 shares of Class A Common Stock.

(3) David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the "QTIP Trust"), and accordingly could each be deemed to be the beneficial owner of the shares held by the QTIP Trust.

(4) The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(5) Excludes 231,000 shares of Common Stock owned by Ingram Industries. As principal shareowners of Ingram Industries, the indicated shareowners may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6)  Includes 51,286,290; 51,034,001; 51,286,290; 51,286,290; 58,269,822; and
     60,413,217 shares, for David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by such trusts of which he or she is a trustee.

(7) Excludes for John R. Ingram 1,459,064 shares held by one or more trusts of which he and/or his children are beneficiaries; for Mr. Pfeffer 195,290 shares held by his children or one or more trusts of which his children are beneficiaries; for David B. Ingram 2,740,287 shares held by one or more trusts of which he and/or his children are beneficiaries; for Orrin H. Ingram 1,441,858 shares held by one or more trusts of which he and/or his children are beneficiaries; and for Robin Ingram Patton 2,932,919 shares held by one or more trusts of which she is a beneficiary. Each such individual disclaims beneficial ownership as to such shares.

(8) Includes options to purchase 1,805,000 shares of Class A Common Stock, of which 445,000 options are exercisable within 60 days of the date of the table.

(9)  Includes options to purchase 284,644 shares of Class A Common Stock.

(10) Includes options to purchase 12,500, 10,000, 37,500, and 90,625 shares of Class B Common Stock, for Messrs. Antone, Dutta and Rodek and all executive officers as a group, respectively, of which 6,250, 10,000, 37,500, and 77,500 are exercisable within 60 days of the date of the table.

(11) Includes options to purchase 250,637 shares of Class A Common Stock, of which 50,000 options are exercisable within 60 days of the date of the table.

(12) Includes options to purchase 68,425 shares of Class A Common Stock.

(13) Includes options to purchase 120,836 shares of Class A Common Stock, of which 26,845 options are exercisable within 60 days of the date of the table.

(14) Includes options to purchase 3,028,183 shares of Class A Common Stock, of which 583,454 options are exercisable within 60 days of the date of the table.

(15) Based on information provided in a Schedule 13G (Amendment No. 1) filed on March 10, 1999 by AXA Assurances I.A.R.D. Mutuelle ("I.A.R.D.") and certain related entities (collectively, the "AXA Entities"). Each of I.A.R.D., AXA Assurances Vie Mutuelle ("Vie"), AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle) ("Conseil"), AXA Courtage Assurance Mutuelle ("Courtage"), AXA (formerly AXA-UAP) ("AXA"), and The Equitable Companies Incorporated ("Equitable") shares voting power with respect to 5,318,300 shares. The AXA Entities also share dispositive power with respect to 1,000 shares. Each of the AXA Entities has sole voting power with respect to 136,800 shares and sole dispositive power with respect to 5,452,300 shares. The addresses for the AXA Entities are as follows: I.A.R.D. and Vie: 21, rue de Chateaudun, 75009 Paris France;
     Conseil: 100-101 Terrasse Boieldieu, 92042 Paris La Defense France;
     Courtage: 26, rue Louis le Grand, 75002 Paris France; AXA: 9 Place Vendome, 75001 Paris France; and Equitable: 1290 Avenue of the Americas, New York, NY 10104.

(16) Based on information provided in a Schedule 13G (Amendment No. 1) filed on February 12, 1999 by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson ("Ms. Johnson"). Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, is the beneficial owner of 3,457,790 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). The investment advisor of FASST is Fidelity Investment Services Limited, which is a subsidiary of Fidelity International Limited ("FIL"). Mr. Johnson, FMR (through its control of Fidelity) and various funds each has sole power to dispose of 3,442,490 shares owned by such funds. FIL and FMR (through its control of Fidelity and FASST) each have sole power to vote and to dispose of 15,300 shares held by FASST. Fidelity Management Trust Company ("Fidelity Management"), a wholly-owned subsidiary of FMR, is the beneficial owner of 293,000 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each has sole dispositive power over and the sole power to vote or to direct the voting of 293,000 shares by such institutional accounts. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. The address of FMR, the filing person, is 82 Devonshire Street, Boston, Massachusetts 02109.

(17) Excludes 2,901 shares owned by Ingram Entertainment Inc. ("Ingram Entertainment"). As principal shareowner of Ingram Entertainment, the indicated shareowner may be deemed to be beneficial owner of the shares held by Ingram Entertainment. The address for Mr. Ingram is c/o Ingram Entertainment Inc., Two Ingram Boulevard, Lavergne, Tennessee 37089.

(18) Includes options to purchase 14,873 shares of Class A Common Stock.

(19) Based on information provided in a Schedule 13G (Amendment No. 1) filed on February 5, 1999, Morgan Stanley Dean Witter & Co. ("Morgan Stanley") has shared voting power with respect to 4,048,465 shares of Class A Common Stock and has shared dispositive power with respect to 4,078,965 shares of Class A Common Stock.

(20) Based on information provided in a Schedule 13G (Amendment No. 2) filed on February 16, 1999 by SunTrust Bank, Atlanta ("SunTrust"). All shares of Class B Common Stock are held by SunTrust as trustee for certain individuals. All shares of Class A Common Stock are held in accounts for customers of SunTrust and its affiliates. SunTrust and its affiliates have sole voting and dispositive power with respect to 40,987 of these shares of Class A Common Stock, and shared voting and dispositive power with respect to 4,500 of such shares. SunTrust and its affiliates hold an additional 9,849 shares of Class A Common Stock, which are not reported in the
     Schedule 13G and not included in this table, in non-discretionary accounts. SunTrust and each of its affiliates disclaim any beneficial interest in all shares of Common Stock it holds. After the close of business on December 31, 1998, SunTrust entered into a business combination with Crestar Financial Corporation. As of December 31, 1998, Crestar and its affiliates held 49,400 shares of Class A Common Stock in non-discretionary accounts, which shares are not reported in the Schedule 13G and not included in this table. The address for SunTrust is 25 Park Place, NE, Atlanta, Georgia 30303.

(21) Based on information provided in a Schedule 13G (Amendment No. 5) filed on February 13, 1999 by Tiger Management L.L.C. ("Tiger Management"), Tiger Performance L.L.C. ("Tiger Performance"), and Julian H. Robertson, Jr. Tiger Management has shared voting and dispositive power with respect to 6,147,400 shares of Class A Common Stock and Tiger Performance has shared voting and dispositive power with respect to 4,737,600 shares of Class A Common Stock. Mr. Robertson has shared voting and dispositive power with respect to 10,885,000 shares held by Tiger Management and Tiger Performance. The address for each of Tiger Management, Tiger Performance and Mr. Robertson is 101 Park Avenue, New York, New York 10178.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Split-Off, agreements relating to board representation and registration rights with respect to Common Stock held by the Ingram Family Stockholders (including shares of Class A Common Stock issued upon conversion of Class B Common Stock) were entered into by the Company and the Ingram Family Stockholders.

     In connection with the exchange of shares of Ingram Industries common stock for shares of Class B Common Stock of the Company (as described above), the exchange values were determined by the board of directors of Ingram Industries, which relied in part on an opinion of a financial advisor to the effect that the Split-Off was fair to all involved parties. In an exchange agreement (the "Exchange Agreement"), the Company covenanted that, during the two-year period following the Split-Off, it would not (i) liquidate, merge, or consolidate with any other person, or sell, exchange, distribute, or dispose of any material asset other than in the ordinary course of business, (ii) with certain limited exceptions, redeem or reacquire any of its capital stock transferred in the Split-Off, (iii) cease to conduct the principal active trade or business conducted by it during the five years immediately preceding the Split-Off, or
(iv) otherwise take any actions inconsistent with the facts and representations set forth in the private letter ruling from the U.S. Internal Revenue Service (the "IRS") regarding certain federal income tax consequences of the Split-Off, in each case unless it first obtains an opinion from recognized tax counsel or a ruling from the IRS that such action will not affect the qualification of the transactions contemplated by the Exchange Agreement for tax-free treatment. All such covenants were necessary to obtain the private letter ruling from the IRS.

     In connection with the Split-Off, certain outstanding Ingram Industries options and stock appreciation rights ("SARs") held by current or former employees or directors of Ingram Industries, Ingram Entertainment or their respective subsidiaries were converted to, and certain Ingram Industries incentive stock units ("ISUs") were exchanged for, options exercisable for shares of Class A Common Stock of the Company ("Rollover Stock Options"). The exchange values for these options, SARs, and ISUs were based primarily on the exchange value for the underlying common stock, and were determined by the board of directors of Ingram Industries in accordance with the respective plans under which they were issued. A total of approximately 10,989,000 Rollover Stock Options were issued in connection with the Split-Off. In connection with such conversion and exchange, the Company agreed to register at various times following the IPO, shares of Class A Common Stock issuable upon the exercise of Rollover Stock Options. As described below, the Company has effected several registrations with respect to shares of Class A Common Stock issuable upon exercise of Rollover Stock Options.

     The Ingram Family Stockholders and the other shareowners of Ingram Industries who received shares of Class B Common Stock in the Split-Off entered into a registration rights agreement (the "Registration Rights Agreement") which grants the QTIP Trust demand registration rights following the closing of the IPO. Such demand registration rights may be exercised with respect to all or any portion (subject to certain minimum thresholds) of the shares of Class B Common Stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of the IPO; provided that the Company shall not be obligated to effect (i) any registration requested by the QTIP Trust unless the QTIP Trust has furnished the Company with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the Split-Off or (ii) more than one demand registration during any 12-month period. The Registration Rights Agreement also grants one demand registration right (subject to certain minimum thresholds) to members of the Ingram family (which may only be exercised during the 84-month period following the closing of the IPO).

     The Registration Rights Agreement restricts the exercise by any party thereto of a demand registration right, and provides that the Company will not grant any registration rights to any other person that are more favorable than those granted pursuant to the Registration Rights Agreement or that provide for the exercise of demand registration rights sooner than three months following a public offering in which such person was entitled to include its shares, unless the number of shares requested to be included in such public offering exceeded 125% of the number of shares actually included.

     In addition, the Registration Rights Agreement provides that the parties thereto shall be entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by the Company (with certain specified exceptions) during the 84-month period following the completion of the IPO. Employees who received shares of Class B Common Stock in the Company's July 1996 employee offering are bound by the provisions of the Registration Rights Agreement as if such employees were parties thereto, and are entitled to the "piggyback" registration rights provided therein, with respect to the portion of their shares of Class B Common Stock that is no longer subject to restrictions on transfer.

     The Registration Rights Agreement contains provisions regarding reduction of the size of an offering that has been determined by the underwriters to have exceeded its maximum potential size and contains certain customary provisions, including those relating to holdback arrangements, registration procedures, indemnification, contribution and payment of fees and expenses.

     As provided in an agreement (the "Thrift Plan Liquidity Agreement") with the Ingram Thrift Plan, which received 10,007,000 shares of Class B Common Stock in the Split-Off, the Company filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1, pursuant to which the Ingram Thrift Plan sold 770,000 of such shares of Class B Common Stock in December 1996. All of such shares were automatically converted into shares of Class A Common Stock in connection with the sale thereof. In January 1997, pursuant to an employee benefits transfer and assumption agreement (the "Employee Benefits Agreement"), the Ingram Thrift Plan transferred an aggregate of 2,548,292 shares of Class B Common Stock to the Ingram Micro Thrift Plan and the Ingram Entertainment Thrift Plan.

     A registration statement on Form S-1 (the "Thrift Plan S-1") filed by the Company with the Commission covering 3,383,369 shares of Class A Common Stock was declared effective on June 27, 1997. The Thrift Plan S-1 related to the offer and sale of up to 1,378,369 shares of Class A Common Stock by the Company upon exercise of Rollover Stock Options. The Thrift Plan S-1 also related to the offer and sale by the Ingram Thrift Plan, the Ingram Micro Thrift Plan and the Ingram Entertainment Thrift Plan (collectively, the "Thrift Plans"), of a total of 2,005,000 shares of Class A Common Stock (resulting from the conversion of shares of Class B Common Stock held by the Thrift Plans) in order to meet their liquidity needs. The Company kept the prospectus filed in connection with the Thrift Plan S-1 available until July 30, 1997.

     A registration statement on Form S-3 (the "Thrift Plan S-3") filed by the Company with the Commission covering 10,949,298 shares of Class A Common Stock was declared effective on November 20, 1997. The Thrift Plan S-3 relates to the offer and sale of up to 2,735,944 shares of Class A Common Stock by the Company upon the exercise of Rollover Stock Options. The Thrift Plan S-3 also relates to the offer and sale by the Thrift Plans of a total of 8,213,894 shares of Class A Common Stock of the Company (resulting from the conversion of shares of Class B Common Stock of the Company held by the Thrift Plans). The Thrift Plan S-3 is being kept current by the Company.

     Pursuant to a reorganization agreement (the "Reorganization Agreement"), each of the Company, Ingram Industries and Ingram Entertainment agreed to retain or assume, at the time of the Split-Off, certain liabilities and obligations, including the following: (i) liabilities and obligations incurred by such Ingram company (other than certain general corporate level liabilities of Ingram Industries) with respect to periods ending on or prior to the closing of the Split-Off, other than liabilities or obligations arising as a result of any intentional act which is tortious or as a result of any illegal act (each, a "Designated Action") committed by (x) a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries), (y) any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries or (z) an employee (other than general corporate level employees of Ingram Industries) of any other Ingram company; (ii) liabilities and obligations (other than general corporate level liabilities of Ingram Industries) incurred by any other Ingram company with respect to periods ending on or prior to the closing of the Split-Off as a result of any Designated Action committed by an employee of any such Ingram company or certain subsidiaries or business operating units of such Ingram company; (iii) in the case of Ingram Industries, certain general corporate level liabilities and obligations up to an aggregate of $100,000 incurred by Ingram Industries with respect to certain periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' year end 1995 balance sheet;
(iv) specified liabilities and obligations related to certain asset dispositions and the settlement of certain claims; and (v) liabilities and obligations incurred by such Ingram company with respect to periods beginning after the closing of the Split-Off.

     The Reorganization Agreement also provides that certain contingent assets or liabilities, as well as fees and costs incurred in connection with the Split-Off, will be shared 23.01% by Ingram Industries, 72.84% by the Company, and 4.15% by Ingram Entertainment. These contingent liabilities include (i) liabilities and obligations arising as a result of any Designated Action committed by a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries or other designated affiliates, or the other subsidiaries or designated affiliates of Ingram Industries), or any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries; (ii) certain general corporate level liabilities and obligations, if the aggregate of such liabilities and obligations incurred by Ingram Industries exceeds $100,000, incurred by Ingram Industries with respect to periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary and non-recurring in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' 1995 balance sheet; (iii) certain liabilities and obligations incurred by Ingram Industries in respect of specified individuals pursuant to certain deferred compensation plans of Ingram Industries; and (iv) assets, liabilities, and obligations arising in connection with certain specified asset dispositions. The Company will not be responsible for any liabilities except to the extent that the Company's share of such liabilities, fees or costs and certain other amounts (net of any contingent assets) exceeds, in the aggregate, $20,778,000. The Company currently believes that any such liabilities, fees, or costs will be largely offset by other amounts due from Ingram Industries. However, there can be no assurance that further payments, which could be material, will not be required in the future.

     In addition, the Reorganization Agreement required the Company, at or prior to the closing of the Split-Off, to enter into bank repurchase agreements with respect to securities of the Company received in connection with the Exchange Agreement in exchange for shares of Ingram Industries common stock previously held as collateral for certain loans made to shareowners of Ingram Industries.

     Pursuant to the Reorganization Agreement, each Ingram company has agreed to indemnify each other Ingram company from any and all damage, loss, liability, and expense incurred as a result of any breach by such party of any covenant or agreement pursuant to the Reorganization Agreement or the failure by such party to perform its obligations with respect to any liability retained or assumed by such party pursuant to the Reorganization Agreement.

     The Company has provided data processing services to Ingram Industries and Ingram Entertainment for a fee based on the allocated costs of such services. These services ceased in October 1998. The Company received fees of $1,954,849 in 1998.

     The Company leased certain office space near Buffalo, New York from a partnership owned by certain members of the Ingram family (the "Ingram Family Partnership") requiring annual rental payments of approximately $1.6 million. The lease agreement with the Ingram Family Partnership terminated as of October 21, 1998 and is no longer in effect. However, the Company continues to lease the Buffalo office space from a party unrelated to the Ingram family.

     The Company extended a loan in 1997 to an executive officer, David Carlson, to assist him with the purchase of his home, at an interest rate of 5 1/2% per annum, which interest began accruing March 15, 1999. The Company has agreed to waive all accrued interest if on the loan due date, the loan is not in default and Mr. Carlson is an employee in good standing with the Company. The largest aggregate amount outstanding at any time during 1998 on Mr. Carlson's loan was $200,000. At March 29, 1999, the outstanding balance on Mr. Carlson's loan totaled $150,000.

     The Company provided an interest-free bridge loan in the amount of $222,072 in March 1998 to an executive officer, Michael Grainger, to assist him with the purchase of a home in California, which loan was repaid in full by Mr. Grainger in July 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides information relating to compensation for the three most recently completed fiscal years for the Named Executive Officers. Excluding Mr. Stead, prior to the Split-Off, a portion of this compensation was paid by Ingram Industries and was included as a factor in the determination of intercompany charges paid by the Company to Ingram Industries.

                                                 ANNUAL COMPENSATION                     LONG-TERM COMPENSATION AWARDS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                RESTRICTED    SECURITIES
                                                                                  STOCK       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)(1)  BONUS($)(2)     AWARDS($)   OPTIONS/SARS(#) COMPENSATION($)(3)
-------------------------------------------------------------------------------------------------------------------------------
Jerre L. Stead, Chairman of the           1998             --           --          --                --            --
  Board and Chief Executive Officer(4)    1997             --           --          --           400,000            --
                                          1996             --           --          --         3,400,000            --

Jeffrey R. Rodek, President and           1998       $494,231     $284,637                        80,000       $15,527
  Worldwide Chief Operating Officer       1997        500,000      468,198          --                --        14,262
                                          1996        434,458      375,239    $245,000(5)        350,000(6)     12,493

Sanat K. Dutta, Executive Vice President  1998        336,077      188,754                        60,000        17,187
  and President, Ingram Micro             1997        318,000      275,095          --                --        12,635
  North America                           1996        268,435      241,475          --           165,000(6)     12,850

Michael J. Grainger, Executive Vice       1998        321,249      147,501                        60,000       142,977
   President and Worldwide Chief          1997        310,000      313,420(7)       --                --        16,256
   Financial Officer                      1996        222,537      113,066          --           300,000(6)      8,735

Douglas R. Antone, Executive Vice         1998        316,446      117,967                        49,500       392,166
  President and President,                1997        302,262      138,623                            --         3,935
  Frameworks                              1996        284,851      130,612                        75,000(6)      4,018

----------
(1) Except as noted, the 1998 salary information is as of the last payroll period ending prior to January 2, 1999. Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts.

(2) Except as noted, in respect of each of 1996, 1997 and 1998, the bonuses were paid in February or March of the following years.

(3) Includes the following amounts for 1998: Mr. Rodek (group term life insurance, $816; accidental death & dismemberment insurance, $122; employer thrift plan contributions, $4,154; and financial planning, $10,435); Mr. Dutta (group term life insurance, $610; accidental death & dismemberment insurance, $92; employer thrift plan contributions, $7,461; and financial planning, $9,024); Mr. Grainger (group term life insurance, $595; accidental death & dismemberment insurance, $89; employer thrift plan contributions, $6,380; relocation, $119,813; imputed interest on an interest-free bridge loan for home purchase, $3,681; financial planning, $8,733; and cash distribution due to termination of the Ingram Micro Inc. Supplemental Executive Retirement Plan, $3,686); and Mr. Antone (group term life insurance, $580; accidental death & dismemberment insurance, $87; employer thrift plan contributions, $4,333; financial planning, $4,005; and $383,161 for reimbursement of taxes related to the lifting of transfer restrictions on 30,000 shares of Class B Common Stock pursuant to the Company's Key Employee Stock Purchase Plan.)

(4) Mr. Stead became the Company's Chairman of the Board and Chief Executive Officer on August 27, 1996.

(5) Granted in June 1996 with a fair market value of $7.00 per share. These shares vest 25% per year commencing April 1, 1998. As of January 2, 1999, Mr. Rodek held 35,000 shares of restricted stock with a market value of $1,238,125 (based on the $35.375 market value per share of Class A Common Stock on such date).

(6) Does not include the exchange or conversion of outstanding Ingram Industries securities held by Messrs. Rodek, Dutta, Grainger, and Antone into Rollover Stock Options in connection with the Split-Off, as follows:
     274,582, 258,107, 140,724 and 137,290 shares, respectively.

(7)  Includes $40,000 paid in December 1997.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options granted to the Named Executive Officers for the year ended January 2, 1999.

                                        INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------
                                              % OF TOTAL
                              NUMBER OF      OPTIONS/SARS
                             SECURITIES        GRANTED TO                              ALTERNATIVE TO
                             UNDERLYING      EMPLOYEES OF    EXERCISE OR                    GRANT
                            OPTIONS/SARs       THE COMPANY    BASE PRICE    EXPIRATION  DATE PRESENT
NAME                           GRANTED       IN FISCAL YEAR    ($/sh)          DATE      VALUE($)(3)
-----------------------------------------------------------------------------------------------------
Jerre L. Stead..........           --             --                 --            --           --
Jeffrey R. Rodek........       80,000(1)         3.1%           $28.875      02/02/06   $1,150,056
Sanat K. Dutta..........       60,000(1)         2.3%            28.875      02/02/06      862,542
Michael J. Grainger.....       60,000(1)         2.3%            28.875      02/02/06      862,542
Douglas R. Antone.......       22,000(1)          .8%            28.875      02/02/06      316,265
                               27,500(2)         1.1%            40.9385     06/18/06      558,132(4)

----------
(1) Such options become exercisable in five equal annual installments, beginning February 2, 1999.

(2) 10,000 of such options become exercisable in five equal annual installments, beginning June 19, 1999; 17,500 of such options become exercisable nine years from the grant date of June 19, 1998, but may vest earlier in increments of 3,000, 9,500 and 5,000, depending upon achievement of various performance criteria.

(3) Except as noted under Note 4, the grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: stock price volatility of 57.4%, expected option life of 4.0 years, dividend yield of 0%, and risk free interest rate of 5.01%.

(4) The grant date present value shown in the table was determined pursuant to the Black-Scholes option valuation model, using the following assumptions: stock price volatility of 57.4%, expected option life of 4.0 years, dividend yield of 0%, and risk free interest rate of 5.45%.


STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information relating to any stock options and incentive stock units ("ISUs") exercised by the Named Executive Officers during the year ended January 2, 1999, as well as the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of January 2, 1999.

                         SHARES
                       ACQUIRED ON    VALUE        NUMBER OF SECURITIES  VALUE OF UNEXERCISED IN-
                        EXERCISE     REALIZED     UNDERLYING UNEXERCISED       THE-MONEY OPTIONS/
NAME                   DURING 1998     ($)       OPTIONS/SARs AT YEAR END     SARs AT YEAR END($)
-------------------------------------------------------------------------------------------------
                                                       EXERCISABLE/               EXERCISABLE
                                                      UNEXERCISABLE              UNEXERCISABLE
                                                 ------------------------------------------------
Jerre L. Stead........  1,000,000  $15,937,500      1,465,000/1,335,000    $24,030,000/22,470,000
Jeffrey R. Rodek......    149,046    6,134,215        268,644/  286,892      5,707,646/ 6,134,215
Sanat K. Dutta........    109,424    3,938,395(1)      88,855/  172,255      1,369,990/ 2,586,376
Michael J. Grainger...     34,010    1,392,707        188,637/  255,769      3,936,093/ 4,493,148
Douglas R. Antone.....     75,209    2,101,347         55,275/   68,250        611,719/   675,031

----------
(1) Includes $328,384 paid to Mr. Dutta in connection with the settlement of ISUs.

                              EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into an agreement with Mr. Stead pursuant to which he agreed to serve as Chief Executive Officer and Chairman of the Board of the Company. The agreement provides for the grant to Mr. Stead of options at the initial public offering price exercisable for 3,600,000 shares of Common Stock. Such options will vest over an extended period, as described below. In lieu of receipt of 200,000 of such options, Mr. Stead purchased 200,000 shares of Common Stock directly from the Company at the initial public offering price. Mr. Stead will not receive any salary, bonus, or other cash compensation during the vesting period of such options; however, the Company's agreement with Mr. Stead provides for the Company to compensate Mr. Stead in a mutually agreeable manner in the event (which occurred) that the initial public offering price exceeded $14.00. On May 27, 1997, the Committee agreed to compensate Mr. Stead by granting him options to purchase 400,000 shares of the Company's Class A Common Stock at the closing price of the Company's stock as reported on the New York Stock Exchange on such date, $23 3/8 per share. Of these options awarded to Mr. Stead in May 1997, 40,000 options vested immediately, 45,000 options will vest in four equal installments on April 1 of each of the years 1998 through 2001, and 180,000 options will become exercisable over a fixed term, but will vest earlier if the Company achieves certain performance criteria. Of these options, 45,000 options vested on April 1, 1998, 90,000 options vested upon satisfaction of certain performance criteria on April 28, 1998 and an additional 90,000 options vested upon satisfaction of another set of performance criteria on October 24, 1998. The Company has also agreed to provide Mr. Stead and his spouse with lifetime healthcare coverage, with a lifetime cap of $2.0 million, as well as certain other perquisites.

     In April 1988, the Company entered into an agreement with Mr. Dutta pursuant to which he agreed to serve as Senior Vice President, Operations. The agreement provides for a base salary, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Dutta will receive a severance benefit of nine months' base salary if he is terminated without cause or 12 months' base salary if he is involuntarily terminated or has a substantial change in title or reduction of salary within 12 months of a change in control (as defined in the agreement). Mr. Dutta currently serves as Executive Vice President and Senior Advisor.

     In October 1996, the Company entered into an agreement with Mr. Grainger pursuant to which he agreed to serve as Executive Vice President and Worldwide Chief Financial Officer. The agreement provides for a base salary, the grant in 1996 of the stock options disclosed in the Summary Compensation Table, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Grainger's unvested Rollover Options will be 100% vested if, at anytime, the Company terminates Mr. Grainger's employment without cause (as defined in the Ingram Micro Inc. Rollover Stock Option Plan). In addition, upon such termination, all restrictions applicable to shares purchased by Mr. Grainger under the Ingram Micro Inc. Key Employee Stock Purchase Plan (the "Key ESPP") will lapse.

     In May 1998, the Company entered into an agreement with Mr. Antone pursuant to which the Company agreed to provide certain benefits to Mr. Antone if he elects to resign as an officer of the Company at any time on or after December 31, 1998 or if the Company removes Mr. Antone as an officer of the Company for any reason other than cause at any time prior to June 30, 1999. Such benefits include health care coverage through June 30, 1999, payment of an incentive bonus for 1998, continuation of the vesting schedule for current existing stock options and grants through June 30, 1999, lapsing of applicable restrictions on 25% of the shares purchased by Mr. Antone under the Key ESPP on April 1, 1999, and an agreement from the Company to repurchase another 25% of such shares promptly after a separation date. In return, Mr. Antone agreed to various obligations, including non-disclosure of Company information, non-solicitation of Company customers and associates, and not to be employed by certain named businesses through June 30, 1999.

                           HUMAN RESOURCES COMMITTEE'S
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's worldwide philosophy and policies governing the compensation programs for management personnel and for administering the executive compensation plans and programs of the Company.

     In 1997, the Committee engaged the services of Hewitt Associates LLC, a nationally recognized executive consulting firm, to assist the Committee in assessing the competitiveness of the Company's compensation programs (base pay, annual incentives and long-term incentives) for its global senior management team. In doing so, the value of each of the Company's pay elements was compared to a selected group of 17 world class high technology and distribution companies that the Company believes are its competitors in recruiting the best employees and who provide outstanding performance in shareowner return (the "Selected Companies"). Based on the results of this study, effective January 1, 1998, the Company adopted the following compensation philosophy and principles and implemented base pay ranges, annual incentive award target levels and long-term award guidelines for each member of its global senior management team.

EXECUTIVE COMPENSATION PRINCIPLES AND PHILOSOPHY

     The Company's worldwide executive compensation program is based on the global principles that: (1) the level and mixture of compensation opportunity should be sufficient to attract and retain the caliber of executive talent necessary to sustain the Company's continued success, and (2) incentive compensation should be at risk and conditional on the attainment of performance goals that reward both short and long term performance that are directly related to increasing the long term value of the Company and achieving superior levels of total shareowner return. The Company used the philosophy embodied in these principles to determine the base salary, annual incentive and long term incentive components of the executive compensation program for fiscal 1998.

ANNUAL COMPENSATION

     Base salaries for executive officers are determined on an annual basis based on the Committee's assessment of the individual's experience level, the scope and complexity of the position held and the Company's knowledge of salaries being paid for similar positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.

ANNUAL INCENTIVE PLAN

     The annual bonus paid in 1999 to the Named Executives under the Executive Incentive Award Plan relates to 1998 performance. The Executive Incentive Award Plan has been structured so that the level of total cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation for the Selected Companies when high levels of corporate, business unit and individual performance are achieved. Conversely, when the Company and business units fall short of established targets, the level of cash compensation will fall below the median level of cash compensation for the Selected Companies. Specifically, the annual bonus was based 60% on the Company's performance relative to preset financial performance targets and 40% on individual performance against preset objectives.

     With respect to the portion of the annual bonus based on individual performance, the Company adopted a process of Objectives, Measures and Rewards ("OMR") in 1998 to link payment directly to the objectives, strategies and tactical business plans of the Company. The purpose of OMR is to create an environment for all associates that focuses energy, provides alignment with Company objectives, creates individual ownership within the Company and rewards achievement. The OMR process is designed so that each associate's individual objectives and team objectives contribute toward the achievement of the Company's overall objectives. In addition, the OMR process is designed to provide zero conflict by preventing one associate from setting objectives that may have a negative impact on the achievement of someone else's objectives.

     No annual bonus is payable unless the Company achieves certain minimum financial targets.

LONG TERM INCENTIVE COMPENSATION

     The Company's 1998 Equity Incentive Plan ("1998 Plan") provides for the grant of stock based awards, including stock options. The Committee reviews and authorizes, where appropriate, long-term incentive grants under the 1998 Plan for purposes of special recognition and employment retention. In 1998, stock options were granted at the fair market value of the stock on the date of the grant. In determining the number of stock options granted to management, the Committee took into account position levels, the targeted amounts of the long-term incentive award for selected participants, and other factors determined to be relevant, such as individual performance, employment retention, and the number of shares available for issuance under the 1998 Plan. If the Company's stock price increases significantly, participants can realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

     The target executive compensation levels described herein for each of the Company's five most highly compensated officers named in the Summary Compensation Table in this Proxy Statement are intended to be deductible under
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Subject to the needs of the Company, the Company's policy is to attempt to meet the requirements for deductibility under Section 162(m).

CEO COMPENSATION

     Jerre Stead, the Company's Chairman and Chief Executive Officer, receives no salary or annual bonus. At the time of the Company's initial public offering in November 1996, Mr. Stead received a one-time grant of options to purchase 3,400,000 shares of the Company's Class A Common Stock at the initial public offering price, $18.00 per share. The number of options was determined at the time of Mr. Stead's employment with the Company, based on a comparison with other firms with which the Company believed it was competing for top executive talent.

     Of the options awarded to Mr. Stead, 200,000 were vested immediately and 1,600,000 vest in four equal installments on April 1 of each of the years 1998 through 2001. The remaining 1,600,000 vest 100% on November 1, 2005 or sooner should shareowner value reach the preset performance objectives described below. Of these options, 800,000 vest any time after April 1, 1998 upon satisfaction of either of the following conditions:

     o the completion of any 90-calendar day period (beginning on or after January 1, 1998) in which the beginning, ending and average reported closing price of the Company's Class A Common Stock on the New York Stock Exchange exceeds $35.00 per share.

     o (i) the earnings per share as publicly reported by the Company meets or exceeds $2.10 for any consecutive six quarter period, beginning with the six quarter period ending in March 1998, and (ii) the most recent two quarters' earnings per share total at least $0.75; provided that, for any consecutive six quarter period ending in fiscal 1999, or thereafter, the Committee may establish, from time to time, different minimum cumulative earnings per share amounts using substantially the same criteria as used in establishing the initial cumulative amounts (either condition, the "First Condition").

     The First Condition was met on April 28, 1998. Accordingly, these options vested on such date.

     The remaining 800,000 of Mr. Stead's options vest and become exercisable upon satisfaction of either of the following conditions:

     o the completion of any 90-calendar day period (beginning on or after January 1, 1998) in which the beginning, ending and average reported closing price of the Company's Class A Common Stock on the New York Stock Exchange exceeds $45.00 per share.

     o (i) the earnings per share as publicly reported by the Company meets or exceeds $2.75 for any consecutive six quarter period, beginning with the six quarter period ending in March 1998, and (ii) the most recent two quarters' earnings per share total at least $1.00; provided that, for any consecutive six quarter period ending in fiscal 2000, or thereafter, the Committee may establish, from time to time, different minimum cumulative earnings per share amounts using substantially the same criteria as used in establishing the initial cumulative amounts (either condition, the "Second Condition").

     The Second Condition was met on October 24, 1998. Accordingly, these options vested on such date.

     In addition, the Company agreed to compensate Mr. Stead in a mutually agreeable manner in the event that the initial public offering price exceeded $14.00. On May 27, 1997, the Committee agreed to compensate Mr. Stead by authorizing the grant of options to purchase 400,000 shares of the Company's Class A Common Stock to Mr. Stead, at the closing price of the Company's stock as reported on the New York Stock Exchange on the same date, $23 3/8 per share. Of these options awarded to Mr. Stead in May 1997, 40,000 options vested immediately, 45,000 options will vest in four equal installments on April 1 of each of the years 1998 through 2001, 90,000 options will vest upon meeting the First Condition listed above, and 90,000 options will vest upon meeting the Second Condition listed above. Of these options, 45,000 options vested on April 1, 1998, 90,000 options vested upon satisfaction of the First Condition on April 28, 1998 and 90,000 options vested upon satisfaction of the Second Condition on October 24, 1998.

     The Committee may, at its discretion, revise the terms and conditions of these stock options to the extent permitted by the Company's Amended 1996 Equity Incentive Plan.

    Mr. Stead exercised 1,000,000 of his vested options on December 24, 1998, at which time he announced that he had no plans to sell the shares in the near future.


                                        J. Phillip Samper, Chairman
                                        Martha R. Ingram
                                        Don H. Davis, Jr.

                          STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below, which assumes a $100 investment on November 1, 1996 and reinvestment of any dividends, compares cumulative total shareowner return (assuming reinvestment of dividends) of the Company, the New York Stock Exchange, Inc. ("NYSE") Composite Index and the Standard Industrial Classification ("SIC") Code Index (SIC Code 5045--Computer and Computer Peripheral Equipment and Software) for the period beginning November 1, 1996, the date on which trading of the Company's Class A Common Stock commenced, through January 2, 1999. While the Company's Class A Common Stock was sold at $18.00 per share in the IPO, the Class A Common Stock closed at $23.00 per share on November 1, 1996. The closing price of the Company's Class A Common Stock was $35.375 on January 2, 1999 and $19.50 on March 29, 1999. The price performance of the Company's Class A Common Stock depicted in the graph below represents past performance only and is not indicative of future performance.

                                  11/01/96    12/28/96      01/03/98     01/02/99
Ingram Micro Inc.............     $100.00      $114.63       $141.46      $172.56
SIC Code Index...............      100.00        98.57         86.58        81.32
NYSE Composite Index.........      100.00       105.25        138.48       164.76

                             INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal 1998. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the 1999 Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareowners. It is anticipated that the Audit Committee will recommend that PricewaterhouseCoopers LLP be selected to serve as the Company's independent accountants for 1999.

                          OUTSTANDING VOTING SECURITIES

     On March 29, 1999, the record date for the 1998 Annual Meeting, there were outstanding and entitled to vote 68,671,680 shares of Class A Common Stock of the Company, entitled to one vote per share, and 74,405,270 shares of Class B Common Stock, entitled to ten votes per share.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's executive officers and Directors, and beneficial owners of more than 10% of the Class A Common Stock of the Company, to file initial reports of ownership and reports of changes in ownership with the Commission and the New York Stock Exchange. Executive officers and Directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company noted that no individual who, at any time during 1998, was a Director, officer or beneficial owner of more than 10% of the Class A Common Stock of the Company failed to file the reports required by Section 16(a) of the 1934 Act on a timely basis.

                             SOLICITATION OF PROXIES

     The cost of soliciting proxies for the 1999 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram, fax and telephone. Although the Company does not currently intend to do so, the Company may engage one or more agents to assist in soliciting proxies. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.

                                  ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended January 2, 1999, including financial statements audited by PricewaterhouseCoopers LLP, independent auditors, and their report thereon dated February 10, 1999, except as to Note 14, which is dated February 19, 1999, is being mailed to all shareowners with this proxy statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 1999 (WITH
EXHIBIT 99.01 ONLY), AS FILED WITH THE COMMISSION, WILL BE SENT TO ANY SHAREOWNER WITHOUT CHARGE UPON WRITTEN REQUEST TO INGRAM MICRO INC., 1600 EAST ST. ANDREW PLACE, SANTA ANA, CALIFORNIA 92705, ATTENTION: VICE PRESIDENT, INVESTOR RELATIONS.

                              SHAREOWNER PROPOSALS

     Shareowner proposals intended to be considered for inclusion in the proxy statement for presentation at the 2000 Annual Meeting must be received by the Company at its principal executive offices by December 20, 1999, unless the date of the 2000 Annual Meeting is more than 30 days prior or subsequent to May 19, 2000, in which case proposals must be received a reasonable time before the mailing of the proxy statement relating to the 2000 Annual Meeting.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

                                        By Order of the Board of Directors,




                                        James E. Anderson, Jr.
                                        Senior Vice President, Secretary and
                                        General Counsel

April 19, 1999

     THIS PROXY IS BEING SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF                         PROXY
                 INGRAM MICRO INC.


The undersigned, a shareowner of Ingram Micro Inc.             INGRAM MICRO INC.
(the "Company"), hereby appoints James E. Anderson, Jr.
and Michael J. Grainger, and each of them individually,
as Proxies to represent and vote all of the Company's          ANNUAL
Class A Common Stock and Class B Common Stock held of          MEETING OF
record by the undersigned, each with full power of             SHAREOWNERS
substitution, at the Annual Meeting of the
Shareowners of the Company, to be held at the Company's        MAY 10, 1999
distribution center, 3820 Micro Drive (off Route 51),
Millington, Tennessee 38053, on Wednesday, May 19,
1999 at 10:00 a.m., local time, and at any adjournment         [INGRAM MICRO
or postponement thereof.                                       LOGO]

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT
OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1. YOUR
SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS
CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

                                                                 SEE REVERSE
                                                                     SIDE


--------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE PROVIDED.

[X] Please mark your                                        0343
    votes as in this
    example.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1.

------------------------------------------------------------------------------------------------------------------------------------
                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
------------------------------------------------------------------------------------------------------------------------------------
1. Election of       FOR      WITHHELD    NOMINEES:
   Directors.                             1 Don H. Davis, Jr.           2. In their discretion, the Proxies are authorized to vote
                     [ ]        [ ]       2 John R. Ingram                 upon such other business as may properly come before
                                          3 Martha R. Ingram               the meeting or any adjournment or postponement thereof.
                                          4 Philip M. Pfellar
For exempt vote withheld from the         5 J. Phillip Samper
following nominee(s):                     6 Jane L. Stead
                                          7 Joe B. Wyatt
------------------------------------------------------------------------------------------------------------------------------------




                                                                        Please sign exactly as name appears hereon. Joint owners
                                                                        should each sign. When signing as attorney, executor,
                                                                        administrator, trustee or guardian, please give full title as such.


                                                                        ____________________________________________________________


                                                                        ____________________________________________________________
                                                                        SIGNATURE(S)                                   DATE

------------------------------------------------------------------------------------------------------------------------------------
                             FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL



                              [INGRAM MICRO LOGO]


Dear Shareowner:

INGRAM MICRO INC. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return your proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.    TO VOTE OVER THE INTERNET:
      "Log on to the Internet and go to the web site http://www.vote-by-net.com.

2.    TO VOTE BY TELEPHONE:
      "On a touch-tone telephone, call (1-800-652-8683) 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

IF YOU CHOOSE TO VOTE YOUR SHARES ELECTRONICALLY, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.


                 YOUR VOTE IS IMPORTANT, THANK YOU FOR VOTING.